UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 6, 2013
DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)
Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 North Carson Street, Carson City, Nevada		89701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		775.782.3999
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

As previously disclosed, on August 31, 2012, we entered into a Partial Purchase Option Agreement, as subsequently amended, with Natchez Pass LLC Nevada (the “Purchase Agreement”) to acquire up to a 67.5% interest, in leasehold interests to land in Pershing County (the “Claims”).

On June 6, 2013, we entered into a Purchase Option Termination Agreement with Natchez Pass LLC wherein we have agreed to terminate the Partial Purchase Agreement dated August 31, 2012 (the “Termination Agreement”) pursuant to the following terms:

●	our company has been released from all obligations under the Purchase Agreement;

●

our company has been granted a 5% net smelter royalty related to all of the Claims under the Purchase Agreement. Within 10 days Natchez Pass LLC will record the net smelter royalty against those Claims with the Bureau of Land Management;

●

our company shall be paid 5% of the gross sale price, such price to be reduced by sales commissions, closing costs and Natchez Pass LLC’s repayment of its third party debts related to the Claims. The sales proceeds to our company shall not be less than $300,000;

●	our company shall issue 2,000,000 shares of our common stock, as more particularly described in the Termination Agreement; and

●

Natchez Pass LLC shall retain all money paid to it under the Purchase Agreement and, upon sale of the Claims to a third party, or upon the sale to a third party of a majority or greater of interest in the Claims, our company shall assign all of our rights in the net smelter royalty to Natchez Pass LLC.

Item 9.01	Financial Statements and Exhibits

10.1	Purchase Option Termination Agreement with Natchez Pass LLC dated June 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.
/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and Director
Date:	June 11, 2013